Exhibit 10.6

COINBASE PRIME – EXCHANGE-TRADED PRODUCT (ETP) STAKING ADDENDUM

This addendum (the “ETP Staking Addendum”) to the Coinbase Custody Services Agreement attached as Exhibit A to that certain Coinbase Prime Broker Agreement dated July 29, 2023, as amended from time to time (the “Coinbase PBA”), between Bitwise Investment Advisers, LLC (the “Client”) in its capacity as sponsor of the funds listed under Schedule A of the Coinbase PBA (each a “Fund” and together, the “Funds”), and Coinbase, Inc. (“Coinbase”) as agent for itself and for the Coinbase Entities, sets forth the terms pursuant to which Client may instruct Coinbase to make certain Digital Assets held by Coinbase for Client and credited to the Vault Account available for staking, validation, or delegation (“Staking”) by one or more validators (each, a “Validator”). For avoidance of doubt, this ETP Staking Addendum applies only to those Funds that engage in Staking. Except as otherwise agreed, the terms pursuant to which any such Validator shall provide Staking services to Client shall be set forth in the relevant Approved Validator Schedule attached hereto.

This ETP Staking Addendum shall amend and be incorporated into the Coinbase PBA as an appendix to the Coinbase Custody Services Agreement. In the event of any inconsistency or conflict between the terms and conditions of this ETP Staking Addendum and the Coinbase PBA, the terms and conditions of this ETP Staking Addendum shall prevail.

1.	Definitions. Any capitalized terms used not defined herein shall have the meaning set forth in the Coinbase PBA.

a.	“Approved Validator” means, in relation to any Eligible Digital Asset, any staking services provider identified as such in Annex A, as amended from time to time.

b.	“Eligible Digital Assets” means any Digital Assets set forth on Annex A, as amended from time to time.

c.	“Rewards” means with respect to each Staked Digital Asset, all on-chain staking rewards on the underlying blockchain network or protocol actually awarded in respect of such Staked Digital Asset as a result of Staking, including block rewards, endorser rewards, transaction confirmation rewards, and transaction fees, which may be distributed by the underlying blockchain network or protocol via a combination of on-chain payments to (1) wallet addresses controlled by Coinbase or (2) wallet addresses controlled by Approved Validators.

d.	“Slashing” means any blockchain network or protocol-level penalty that permanently reduces, burns, or otherwise confiscates Staked Digital Assets or their associated Rewards on a proof-of-stake network as a consequence of validator misbehavior, negligence, inaction, failure to meet any network or protocol standards, or invalid participation. Illustrative triggers include but are not limited to equivocation (e.g., double-attesting or surround-voting on Ethereum); duplicate block production or other conflicting-vote behavior; and extended downtime, invalid signatures, or protocol-defined malicious activity, that results in an on-chain deduction of stake.

e.	“Slashing Loss” means any Staked Digital Assets that are subject to Slashing or otherwise reduced or withdrawn from a wallet based on the instruction or operation of the network or protocol in connection with Staking services.

f.	“Staked Digital Asset” means for any Eligible Digital Asset, the quantity of such asset that the Client has authorized and Client (through Coinbase or another Approved Validator) has caused to be staked, delegated, bonded, or otherwise committed on the applicable blockchain network to earn Rewards, from the time an on-chain staking transaction (or protocol lock) is effected until the earlier of (i) the asset’s return to an unstaked state and credit to an address controlled by the Custodian or (ii) any permanent slashing/confiscation; this term includes amounts in activation/queue, bonding, unbonding, exit, cooldown, or withdrawal-processing states, and excludes Rewards except to the extent a protocol automatically compounds such Rewards into stake.

2.	Staking Services. Subject to the terms of this ETP Staking Addendum, Client may instruct Coinbase to make Eligible Digital Assets credited to the Vault Account available to an Approved Validator for Staking. Any such instruction (a “Staking Instruction”) shall be transmitted via the application programming interface(s) provided by Coinbase, or on a mutually agreed medium. Client may issue an instruction to reduce the amount of Staked Digital Assets (an “Unstaking Instruction”).

3.	Staking Instructions. Any Staking Instruction or Unstaking Instruction shall contain such information as Coinbase may reasonably require from time to time, which may include: (i) one or more Approved Validators, (ii) the type and amount of Eligible Digital Assets to be made available or unavailable to an Approved Validator for Staking (the “Instructed Amount”); and (iii) the date on which Coinbase shall make the Instructed Amount available or unavailable to such Approved Validator. A Staking Instruction or Unstaking Instruction may specify the Instructed Amount as a percentage of all Eligible Digital Assets of that type credited to the Vault Account. Any Eligible Digital Assets made available to an Approved Validator pursuant to this ETP Staking Addendum (“Staked Digital Assets”) will remain credited to the Vault Account (except to the extent debited as a result of any Slashing Loss). To the extent that at any time any Staked Digital Assets do not comply with any denomination, minimum size, or other standard required by the blockchain network or protocol, Client shall be deemed to have to have issued a Staking Instruction or Unstaking Instruction in relation to such Staked Digital Assets or other Digital Assets credited to the Vault Account as Coinbase determines necessary to comply with such requirements.

4.	Approved Validator Schedules.

a.	Client’s decision to engage the Staking services of an Approved Validator shall be subject to the terms and conditions set forth in the corresponding Schedule A attached hereto (each, an “Approved Validator Schedule”), except as Client, the Approved Validator, and Coinbase shall otherwise agree.

b.	Coinbase has, as agent for one or more clients, including Client (“Staking Clients”), entered into an agreement with each Approved Validator pursuant to which such Approved Validator has agreed to provide Staking and validation services to Staking Clients subject to the terms of the corresponding Approved Validator Schedule (an “Approved Validator Service Agreement”). However, Coinbase makes no representation as to the fitness, capacity, or ability of any Approved Validator to perform such services or comply with the terms of any Approved Validator Schedule or Approved Validator Service Agreement.

c.	In the event that an Approved Validator breaches the Approved Validator Schedule, Client may request in writing that Coinbase enforce the Approved Validator Schedule or the Approved Validator Service Agreement or otherwise exercise any rights or remedies on behalf of Staking Clients, in each case in relation to such breach (an “Enforcement Request”). In the event that Coinbase elects to take such action or otherwise seek to address the breach, whether or not in response to the Enforcement Request, Client shall not, except as authorized by Coinbase, take any action against Approved Validator in relation to such breach. In the event Coinbase denies an Enforcement Request or fails to respond to such request in writing within 30 days of receipt, Client may itself enforce the Approved Validator Schedule against the Approved Validator and Coinbase shall reasonably cooperate (including by providing information reasonably requested and assigning or sublicensing to Client such rights as are necessary for enforcement to the extent permitted under the Approved Validator Service Agreement).

d.	Client further agrees that Coinbase shall not have any responsibility whatsoever for the Approved Validator’s performance of any obligations under the Approved Validator Schedule or otherwise for any action or inaction of any Approved Validator.

5.	Use of Confidential Information. Client agrees that, to the extent necessary to provide the services under this ETP Staking Addendum, Coinbase may disclose Client’s Confidential Information to any Approved Validator provided that (i) such disclosure is limited to the minimum necessary for performance and (ii) Coinbase had in place with such Approved Validator written confidentiality obligations.

6.	Location of Staked Assets, Protocol-Designated Smart Contracts.

a.	Coinbase will provide each Approved Validator with information and access to the relevant Staked Digital Assets and the associated on-chain wallet as is reasonably necessary to perform Staking and take such other action as Coinbase reasonably determines is appropriate to enable the Approved Validator to provide Staking services for such Staked Digital Assets.

b.	Client acknowledges, understands, and agrees that certain blockchain networks or protocols may require Staked Digital Assets to be transferred on-chain to specified smart contracts that are not owned or controlled by Coinbase (a “Protocol-Designated Smart Contract”) and that Coinbase may not have the ability to control, direct, modify, or otherwise affect any such Protocol-Designated Smart Contracts. Client hereby consents to Coinbase or any Approved Validator transferring any Staked Digital Assets to a Protocol-Designated Smart Contract; provided that Coinbase will exercise commercially reasonable care to verify such contract is the protocol-specified address for the applicable network/feature and will maintain records of such transfers; for clarity, such transfers do not convey ownership of Staked Digital Assets or create any security interest in favor of the protocol or validator.

c.	Client is solely responsible for its use of any Approved Validator. There is no assurance that any Approved Validator, Protocol-Designated Smart Contract, or blockchain network or protocol will be available, function, or operate as expected. Client may not receive any rewards regardless of the amount of time or the number of Eligible Digital Assets that Client instructs Coinbase to make available to an Approved Validator. Coinbase bears no responsibility whatsoever with respect to any decision made by Client to make Eligible Digital Assets available for Staking, instructing the use of any Approved Validator, or any losses, damages, or liabilities arising therefrom.

7.	Network Restrictions. Client acknowledges, understands, and agrees that certain blockchain networks and protocols impose bonding, unbonding, warm-up, lockup, or other restrictions (collectively, “Network Restrictions”) with respect to the Staked Digital Assets, and that Client’s ability to issue instructions to Coinbase in relation to Staked Digital Assets may accordingly be subject to such restrictions. As a result, Client may be unable to transfer, sell, use, or dispose of Staked Digital Assets for a period of time. Client further acknowledges, understands, and agrees that it has made its own independent investigation, review, and analysis of the applicable Network Restrictions of each Staked Digital Asset. Coinbase will use commercially reasonable efforts to notify Client of any material change to Network Restrictions of which it becomes aware and to execute Client’s instructions in the next available window consistent with such restrictions, using commercially reasonable efforts to minimize lost participation time. Although Coinbase or one of its affiliates may provide liquidity or otherwise make unstaked Digital Assets available to certain clients either directly or indirectly, Coinbase makes no assurance or commitment whatsoever that it will make or endeavor to make any such resources available to Client or otherwise facilitate the ability of Client to address any liquidity needs arising from Staking.

8.	Rewards and Fees.

a.	To the extent Rewards are transferred directly into Coinbase’s control, Coinbase will credit to Client’s Vault Account any Rewards in the form of supported Digital Assets that Coinbase receives in connection with Client’s Staked Digital Assets, less applicable fees. Any such Rewards or distributions will not constitute Staked Digital Assets except to the extent (i) Rewards or distributions automatically form part of the associated Staked Digital Assets under the rules of the underlying blockchain network or Protocol or (ii) instructed by Client pursuant to a separate Staking Instruction.

b.	Client acknowledges, understands, and agrees that all Rewards are determined by the applicable blockchain network or protocol and may be distributed on-chain either directly to wallet addresses controlled by Coinbase or to wallet addresses controlled by an Approved Validator, and, except as otherwise set forth herein. Coinbase shall not be liable to Client for any errors, losses, or lost rewards. These include, without limitation, any losses due to changes to the underlying blockchain network or protocol, “double spend”, “51%” or other attacks, hard or soft forks, software bugs, errors, technical difficulties, or scheduled network upgrades or maintenance activities. For clarity, the foregoing does not limit Coinbase’s obligations under this Addendum (including timely submission of stake/unstake transactions, key safekeeping, validator gating, and incident escalation) or Coinbase’s liability for its gross negligence, willful misconduct, or breach. Coinbase will use commercially reasonable efforts to collect any Rewards distributed to an Approved Validator addresses and credit Client in accordance with this section 8.

c.	Coinbase may charge a fee for making Staked Digital Assets available to Approved Validators, as set forth in the Fee Schedule to the Coinbase PBA and Coinbase shall not charge any other fees to Client for Staking services except as expressly disclosed therein. Client also acknowledges, understands, and agrees that Coinbase may earn fees or other compensation from other parties, including Approved Validators, in connection with Client’s use of Staking services, which fees may come from agreements between Coinbase and such third parties to which Client is not a party, including revenue sharing agreements and service level agreements. Any change to Coinbase’s fee for a network will be effective only after thirty (30) days’ prior written notice, and Client may disable staking for that network prior to the effective date.

d.	Client acknowledges, understands, and agrees that any Rewards in respect of Staked Digital Assets are subject to any fees payable to Coinbase or a Validator. Accordingly, Client may not receive the full amount of Rewards awarded by the underlying blockchain network or protocol in respect of any Staked Digital Assets. If Rewards are automatically transferred by the underlying blockchain network or protocol to wallet addresses in which Client’s Staked Digital Assets are held, such amount is still subject to any fees payable to Coinbase or a Validator and any remaining net Rewards will be credited to Client in kind. Fees shall be applied to Rewards only (and not to principal) and in the amount and order agreed between the parties. In periods where no Rewards are earned (or penalties apply), no Coinbase staking fee shall accrue for that period.

e.	Client acknowledges, understands, and agrees that it may not receive any Rewards in connection with Staking. Coinbase does not guarantee any Rewards whatsoever, regardless of the amount of Staked Digital Assets or length of time subject to Staking. Participation in any Staking activities and use of any Approved Validator is done at Client’s sole discretion. The sole responsibility of Coinbase in respect of Rewards is to allocate and credit to the Vault Account any Rewards consisting of supported Digital Assets actually received by Coinbase for the benefit of Client.

9.	Slashing Coverage.

a.	Client acknowledges, understands, and agrees that:

i.	With respect to certain blockchain networks or protocols, Staked Digital Assets may be subject to Slashing. Any Slashing will be debited from the Vault Account. Coinbase’s sole responsibility in relation to any Slashing Loss shall be as set forth in Schedule A.

ii.	In certain circumstances, such as a Slashing event, error, or other loss, an Approved Validator may make compensatory or other payments to Coinbase for the benefit of one or more clients that have engaged such Approved Validator for Staking services. Coinbase will allocate such payments to clients in accordance with the agreement or instruction of the Approved Validator, including any terms included in an Approved Validator Schedule, or in the absence of any of the forgoing, pro rata to clients that have engaged such Approved Validator to provide Staking services based on the quantum of the Eligible Digital Assets subject to Staking with such Approved Validator. Client acknowledges, understands, and agrees that such payment may not be in an amount that recovers all Slashed or otherwise lost Digital Assets, and Coinbase has no liability to Client whatsoever for any remaining slashed, penalized, or lost Digital Assets.

10.	Acknowledgements. Client acknowledges, understands, and agrees as follows:

a.	Coinbase has sole discretion to determine which validators are on the list of Approved Validators at any time and which Eligible Digital Assets may be subject to Staking Instructions from time to time. Any addition, removal, or replacement of an Approved Validator on Annex A shall require Client’s prior written consent (not to be unreasonably withheld), and delegation shall be made only to validators listed on Annex A that have executed a Client - Validator agreement and Approved Validator Service Agreement. Client will choose which Approved Validator to use for Staking of its Digital Assets. However, in the event Coinbase determines that immediate removal of an Eligible Approved Validator is necessary or appropriate for regulatory, legal, security, technological, customer protection, or other purposes, or is required by the relevant blockchain network or protocol, Coinbase may remove such Approved Validator upon written notice to Client, subject to any applicable unstaking, unbonding, or other waiting period.

b.	Approved Validators may or may not be affiliated with, owned by, or controlled by Coinbase or any of its affiliates, and the inclusion of any Approved Validator, whether affiliated or not, on Annex A does not constitute an endorsement or approval by Coinbase of such Approved Validator.

c.	Unstaking Digital Assets may be subject to waiting periods due to network congestion, Network Restrictions, and other network-related unstaking process requirements. In such cases, Coinbase will, for convenience, provide Client with an estimate of the length or nature of any Network Restrictions or other anticipated delays, including how much time following Coinbase’s processing of an Unstaking Instruction it will take to “un-stake” or “unbond” a Staked Digital Asset. However, these estimates are strictly for informational purposes, are not a commitment or representation of Coinbase, and Coinbase shall in no way be liable if the actual length or nature of any Network Restriction or other delay differs from that estimated by Coinbase. Coinbase will use commercially reasonable efforts to submit unstaking transactions as soon as practicable and to minimize missed participation time.

d.	In case of any future upgrade to a blockchain network or protocol, Client understands that Client may lose all, or a portion of, its Staked Digital Assets, and Coinbase will not be responsible for any loss of such Digital Assets in such a circumstance.

e.	Certain blockchain networks or protocols may impose minimum allocation requirements. Client is solely responsible for understanding such requirements, and Coinbase will not be responsible for any loss of Staked Digital Assets or Rewards in connection with such requirements or changes thereto. Coinbase will use commercially reasonable efforts to notify Client of any material change to such requirements of which it becomes aware in the ordinary course.

f.	Coinbase or an Approved Validator may be required to create additional wallets to facilitate a network or protocol upgrade or enable receipt of certain Rewards.

g.	Except as set forth herein or an Approved Validator Schedule, Coinbase will not provide any compensation for any Slashing Losses, missed Rewards, or other losses that arise out of or in connection with Client’s Staking.

h.	Client understands the legal and technical requirements associated with the Staking of a particular Digital Asset on the blockchain associated with such Digital Asset.

i.	Coinbase shall not be liable for the failure of any Approved Validator to abide by the terms of an Approved Validator Schedule or the terms set forth therein.

11.	Representation and Warranties. Each of the representations, warranties, and covenants contained in the Coinbase PBA shall apply to this Staking Addendum mutatis mutandis. The Parties hereby represent and warrant that: (a) this ETP Staking Addendum constitutes a valid and binding obligation and is enforceable against each Party in accordance with its terms; (b) each Party is duly organized, validly existing, and in good standing under the laws and regulations of its own jurisdiction of incorporation, organization, or chartering; (c) each Party has the full right, power and authority to enter into this ETP Staking Addendum; and (d) each Party has policies and procedures in place to maintain full compliance with all applicable laws, rules, and regulations to the extent relevant and material to its performance hereunder in each jurisdiction in which each operates.

12.	LIMITATION OF LIABILITY. CLIENT ACKNOWLEDGES, UNDERSTANDS, AND AGREES THAT COINBASE, ITS AFFILIATES AND SERVICE PROVIDERS, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, JOINT VENTURERS, OR REPRESENTATIVES (COLLECTIVELY, THE “COINBASE PARTIES”) SHALL NOT BE LIABLE FOR ANY ERROR, LOSS, SLASHING, PENALTY, TRANSACTION FEE, INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES FOR LOST REWARDS, LOST PROFITS, LOST REVENUES, OR THE COST OF SUBSTITUTE ACTIVITIES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS ETP STAKING ADDENDUM, INCLUDING IN CONNECTION WITH CLIENT’S USE OF AN APPROVED VALIDATOR, IN EACH CASE WHETHER OR NOT THE COINBASE PARTIES HAVE BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGE.

13.	Disclaimer. Coinbase’s services described herein are provided “as is” and “as available” basis without warranty of any kind. Without limiting the foregoing, Coinbase explicitly disclaims any implied warranties of merchantability, fitness for a particular purpose, quiet enjoyment and non-infringement, and any warranties arising out of course of dealing or usage of trade. For clarity, nothing in this Section disclaims Coinbase’s express obligations under this ETP Staking Addendum (including key safekeeping, execution of valid Client instructions, validator gating, incident notice/cooperation, and compliance with applicable law). Client acknowledges, understands, and expressly accepts that it has not relied on any oral or written statements, representations, or warranties by Coinbase, an Approved Validator, or any of their officers, directors, employees, consultants, advisors, or other agents outside of this ETP Staking Addendum, including but not limited to conversations of any kind, whether through oral or electronic communication, or any white paper relating to any supported tokens.

14.	Taxes. Client is solely responsible for the payment of all applicable taxes, if any, to which the Rewards might be subject. Client agrees to indemnify and hold the Coinbase Parties harmless against any and all liabilities, costs and expenses (including reasonable legal and accounting fees) (collectively, the “Losses”) in connection with any such taxes, including penalties, duties, and interest levied by any tax authority on such Rewards. Client hereby represents that it has consulted with any tax adviser that it deems advisable in connection with Staking, including the receipt of Rewards, and that it is not relying on Coinbase or a Validator for any tax advice.

15.	Indemnity. The terms of this ETP Staking Addendum, and any services provided by Coinbase hereunder, shall be subject to the indemnity in the Coinbase PBA.

16.	Term and Termination.

a.	The term of this ETP Staking Addendum commences on the date hereof and shall continue until terminated in accordance with Section 16.b.

b.	Either party may terminate this ETP Staking Addendum upon at least 180 days’ written notice to the other party; provided that a party may terminate this addendum within such timeframe, upon written notice, as may be required by applicable law.

c.	A termination of this ETP Staking Addendum shall constitute an Unstaking Instruction in respect of all Staked Digital Assets.

17.	Relationship. The parties are independent contractors. Except in connection with an Approved Validator Schedules, neither party is authorized to bind the other party to any liability or obligation or to represent that it has any authority to do so. Except otherwise expressly provided in this ETP Staking Addendum, neither party will make any representations, warranties, statements or commitments on behalf of the other party.

18.	Notices. All notices and other communications required or permitted under this ETP Staking Addendum will be in writing and will be deemed to have been given upon being sent to (a) for notices to Coinbase, custody@coinbase.com; and (b) for notices to Client, the email address associated with its Custodial Account. Such notices and other communications will be deemed effective upon the earlier of (i) confirmation of receipt by the recipient; or (ii) the next business day on which Coinbase is open for business.

19.	Force Majeure. The force majeure provision in the Coinbase PBA shall apply to the services provided by Coinbase hereunder.

20.	Amendments.

a.	Unless otherwise provided herein, any amendment to this ETP Staking Addendum must be in writing and signed by Client and Coinbase.

b.	Notwithstanding Section 20.a, Annex A may be amended only with Client’s prior written consent (not to be unreasonably withheld or delayed); provided that the removal of any Eligible Digital Asset or Approved Validator shall only be effective 30 calendar days after notice to Client, except to the extent Coinbase determines that more immediate effectiveness is necessary or appropriate for regulatory, legal, security, technological, customer protection, or other purposes, or is required by the relevant blockchain network or protocol in which case Coinbase shall notify Client promptly (and in any event within 24 hours) and cooperate in an orderly unwind or redelegation.

21.	Governing Law. This ETP Staking Addendum will be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of laws principles.

22.	Miscellaneous. All terms and conditions of the Coinbase PBA, as supplemented by this ETP Staking Addendum, shall remain in full force and effect, unless expressly modified and amended hereby. For the sake of clarity, the parties hereby acknowledge and agree that the Coinbase PBA allows for electronically delivered Communications to be accepted and agreed to by Client through the Custodial Services interface. Client agrees that this ETP Staking Addendum is the complete and exclusive statement of the mutual understanding of the parties, and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this ETP Staking Addendum, including but not limited to any prior staking services addenda between Client and Coinbase. Headings in the addendum are for reference purposes only and will not affect the interpretation or meaning of the ETP Staking Addendum or Coinbase PBA.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this ETP Staking Addendum to be executed on the date set forth below by its duly authorized officers.

COINBASE, INC.

By:	/s/ Kevin Johnson
Name:	Kevin Johnson
Title:	VP, Sales and Trading
Date:	October 7, 2025

CLIENT:

Bitwise Investment Advisers, LLC solely in its capacity as Sponsor of the Funds

By:	/s/ Paul Fusaro
Name:	Paul Fusaro
Title:	Chief Operating Officer
Date:	October 8, 2025

Bitwise Investment Advisers, LLC as Sponsor in its individual capacity

By:	/s/ Paul Fusaro
Name:	Paul Fusaro
Title:	Chief Operating Officer
Date:	October 8, 2025